Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester Executive Vice President, Chief Financial Officer CombinatoRx, Incorporated Phone: 617-301-7100 Fax: 617-301-7010 rforrester@combinatorx.com	Gina Nugent VP, Corporate Communications and IR CombinatoRx, Incorporated Phone: 617-301-7099 Fax: 617-301-7010 gnugent@combinatorx.com

COMBINATORX PRESENTS PRECLINICAL DATA ON CRx-401, A NOVEL INSULIN
SENSITIZER WITH ANTI-DIABETIC ACTIVITY

— Data presented at American Diabetes Association Meeting —

Cambridge, MA — June 12, 2006 — CombinatoRx, Incorporated (NASDAQ: CRXX) today announced the presentation of preclinical data on CRx-401, a novel insulin sensitizer with anti-diabetic activity, at the 66th Scientific Sessions of the American Diabetes Association, June 9-13, 2006 in Washington, D.C. The data demonstrate that CRx-401, a novel combination drug candidate in preclinical development for diabetes, acts synergistically to increase glucose uptake in vitro in insulin-sensitive cell types. The anti-diabetic activity of CRx-401 translates in vivo in a rat model of insulin resistance, significantly reducing fasting blood glucose and homeostasis model assessment-insulin resistance (HOMA-IR) scores, while the single agents do not improve these measures. CRx-401 also reduced body weight gain as compared both to thiazolidinedione-treated and to placebo-treated animals. Thiazolidinedione (TZD) is a class of drugs for the treatment of type 2 diabetes.

In a poster entitled “CRx-401 a Novel Syncretic Insulin Sensitizer with Synergistic Anti-diabetic Activity,” Finelli, et.al., presented preclinical data on rats that were fed a high-fat diet, in which CRx-401 reduced mean fasting blood glucose levels by 39% and increased insulin sensitivity, as measured by a 74% reduction in mean HOMA-IR score. Treatment with an approved agent of the TZD class reduced mean blood glucose levels by 21% and resulted in a 27% reduction in mean HOMA-IR score in this study. Of note, weight gain was less in animals treated with CRx-401 (28%) than with those treated with TZDs (48%) or with placebo (47%). No adverse drug-drug interactions or overlapping toxicities were observed in animal efficacy studies of CRx-401 or its components.

“We are encouraged to see that CRx-401 shows synergistic anti-diabetic activity in vivo. We are currently investigating the mechanism of action and the potential benefits of CRx-401 treatment on insulin sensitivity, weight gain and edema in additional preclinical models of insulin resistance,” commented Curtis T. Keith, Ph.D., Senior Vice President, Research of CombinatoRx. “These data further demonstrate the capability of the CombinatoRx cHTS discovery technology to rapidly identify novel synergistic combinations in serious diseases such as diabetes.”

About CRx-401

CRx-401 is a novel orally available syncretic drug candidate in preclinical development for diabetes. A syncretic drug comprises two compounds that are designed to act synergistically through multiple pathways to provide a novel therapeutic effect which neither component alone can achieve. CRx-401 contains a low dose of diflunisal and bezafibrate, neither of which is indicated for the treatment of diabetes on its own, but which have been shown in preclinical studies to act synergistically to increase insulin sensitivity and lower plasma glucose. CRx-401 was discovered using the CombinatoRx combination High Throughput Screening (cHTS™) technology and would be developed in a unique formulation for the treatment of metabolic disease such as diabetes.

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About Diabetes and Type 2 Diabetes

Diabetes is a disease in which the body does not produce or properly use insulin. Insulin is a hormone that is needed to convert sugar, starches and other food into energy. According to the American Diabetes Association (ADA), there are 20.8 million children and adults in the United States, or 7% of the population, who have diabetes. While an estimated 14.6 million have been diagnosed with diabetes, another 6.2 million people (nearly one-third) are unaware that they have the disease.

The most common form of diabetes is type 2 diabetes, which results from insulin resistance (in which the body fails to properly use insulin), combined with relative insulin deficiency. Most Americans who are diagnosed with diabetes have type 2 diabetes. Complications of type 2 diabetes can include cardiovascular disease, blindness and nerve and kidney damage.

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. We are currently developing a portfolio of 6 product candidates targeting multiple diseases which were discovered by applying our proprietary screening technology. For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the preclinical study results for CRx-401,  its plans for further research and development of the Company’s CRx-401 research program, its plans with respect to the research and development of the other product candidates in its portfolio, and its drug discovery technology. These forward-looking statements about the future development of CRx-401 and future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties assumptions, including risks related to preclinical stage of development of CRx-401, including the ability of CRx-401 to succeed in additional preclinical studies, the ability of CombinatoRx to design future preclinical and clinical studies of CRx-401, the ability of CombinatoRx to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the unproven nature of the Company’s drug discovery technology, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx projects.

In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

245 First Street, Sixteenth Floor, Cambridge, MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com